Exhibit 99.1

For Immediate Release

Ruth’s Hospitality Group, Inc. Reports Fourth Quarter and

Full Year 2018 Financial Results

– Fourth Quarter GAAP EPS of $0.49 –

– Full Year GAAP EPS of $1.38 –

– Company Announces 18% Increase in Quarterly Dividend to $0.13 per Share –

WINTER PARK, Fla.—(BUSINESS WIRE)—February 22, 2019—Ruth’s Hospitality Group, Inc. (the “Company”) (NASDAQ: RUTH) today reported unaudited financial results for its 13-week fourth quarter and 52-week full year ended December 30, 2018.

Highlights for the 13-week fourth quarter of 2018 compared to the 14-week fourth quarter of 2017 were as follows:

•

Restaurant sales in the 13-week fourth quarter of 2018 increased 2.3% to $120.0 million compared to $117.4 million in the 14-week fourth quarter of 2017.  Average unit weekly sales were $117.8 thousand in the fourth quarter of 2018, an increase of 0.4% compared to $117.4 thousand in the fourth quarter of 2017.

•	Net income in the fourth quarter of 2018 was $14.9 million, or $0.49 per diluted share, compared to net income of $9.6 million, or $0.31 per diluted share, in the fourth quarter of 2017.
•

Net income in the fourth quarter of 2018 included $0.3 million in acquisition-related expenses associated with the acquisition of the six restaurants from our Hawaiian franchisee.  Net income in the fourth quarter of 2017 included a $3.9 million non-cash charge related to the impairment of assets at one restaurant location, $0.6 million in acquisition-related expenses associated with the acquisition of our Hawaiian franchisee, and a discrete income tax charge of $1.2 million primarily related to the reduction of deferred tax assets from the Tax Cuts and Jobs Act.

•

Excluding these adjustments, non-GAAP diluted earnings per common share were $0.50 in the 13-week fourth quarter of 2018, compared to $0.44 in the 14-week fourth quarter of 2017.  The Company believes that non-GAAP diluted earnings per common share provides a useful alternative measure of financial performance to improve comparability of diluted earnings per common share between periods. Investors are advised to see the attached Reconciliation of non-GAAP Financial Measure table for additional information.

•	During the fourth quarter of 2018, the Company returned $28.9 million through its dividend program, debt repayment and the repurchase of 464 thousand shares of common stock for $12.6 million.
•	One Company-owned Ruth’s Chris Steak House restaurant, one new franchised restaurant and one restaurant operating under a contractual agreement opened in the fourth quarter.

Cheryl Henry, President and Chief Executive Officer of Ruth's Hospitality Group, Inc., stated, “I’m proud of all that our team accomplished in both the fourth quarter and the full year.  For the full year, we grew revenue by 9%, expanded restaurant level margins to the highest levels in over 10 years, successfully integrated our six Hawaiian franchise locations, and opened 3 new Company-operated and 2 new franchise restaurants.”

Henry added, “In addition, 2018 marked the 9th consecutive year of comparable restaurant sales and earnings growth.  This success has been driven by our intense focus on operational excellence, and I’d like to thank all of our team members and franchisees for their incredible work each and every day.”

Review of Fourth Quarter 2018 Operating Results

Total revenues in the 13-week fourth quarter of 2018 were $127.2 million, an increase of 2.5% compared to $124.1 million in the 14-week fourth quarter of 2017.

Company-owned Sales

•

Comparable restaurant sales at Company-owned restaurants decreased 0.1% compared to the fourth quarter of 2017, which consisted of a traffic decrease of 2.5%, as measured by entrees, and an average check increase of 2.5%.  Comparable restaurant sales and traffic were negatively affected by approximately 150 basis points due to the shift of the New Year’s Eve holiday into 2019.

•

78 Company-owned Ruth’s Chris Steak House restaurants were open at the end of the fourth quarter of 2018, compared to 77 Ruth’s Chris Steak House restaurants at the end of the fourth quarter of 2017.  Total operating weeks for the fourth quarter of 2018 increased to 1,019 from 1,000 in the fourth quarter of 2017.

Franchise Income

•

Franchise income in the fourth quarter of 2018 was $5.0 million, an increase of 7.1% compared to $4.7 million in the fourth quarter of 2017.  The increase in franchise income was driven by a 1.1% increase in comparable franchise restaurant sales, the impact of the changes related to the implementation of the revenue recognition standard of $0.3 million, partially offset by the loss of $0.3 million of franchise income related to the acquisition of our Hawaiian franchise restaurants.

•	75 franchisee-owned restaurants were open at the end of the fourth quarter of 2018 compared to 76 at the end of the fourth quarter of 2017.

Operating Expenses

•

Food and beverage costs, as a percentage of restaurant sales, decreased 160 basis points to 27.7%, primarily driven by a 6.4% decrease in total beef costs, as well as an increase in average check of 2.5%.

•

Restaurant operating expenses, as a percentage of restaurant sales, increased 110 basis points to 45.8%. The increase in restaurant operating expenses as a percentage of restaurant sales was primarily due to the loss of sales leverage from the extra week in the fourth quarter of 2017 as well an increase in occupancy related expenses.

•

Marketing and advertising costs, as a percentage of total revenues, increased 80 basis points to 3.7%. The increase in marketing and advertising costs was primarily due to the partial re-investment of tax savings back into the business.

•

General and administrative expenses, as a percentage of total revenues, increased 40 basis points to 8.0%.  The increase as a percentage of total revenues was primarily driven by the loss of sales leverage from the extra week in the fourth quarter of 2017 as well as an increase in performance-based compensation and costs related to the integration of the Hawaiian restaurants.

•	Pre-opening costs were $0.6 million compared to $0.5 million in the fourth quarter of 2017.
•	Income tax expense declined from $6.0 million in the fourth quarter of 2017 to $3.4 million largely as a result of the enactment of the Tax Cuts and Jobs Act.

Highlights for the 52-week Fiscal Year 2018 Compared to the 53-week Fiscal Year 2017 were as follows:

•

Restaurant sales in the 52-week fiscal year 2018 increased 9.5% to $427.4 million compared to $390.4 million in the 53-week fiscal year 2017.  Average unit weekly sales were $106.1 thousand in 2018, an increase of 1.0% compared to $105.1 thousand in 2017.

•	Net income in 2018 was $41.7 million, or $1.38 per diluted share, compared to net income of $30.1 million, or $0.97 per diluted share in 2017.
-	Income from continuing operations in 2018 was $41.6 million, or $1.37 per diluted share, compared to income from continuing operations of $30.2 million, or $0.98 per diluted share, in 2017.
-

Net income in 2018 included $1.5 million in acquisition-related expenses associated with the acquisition of our Hawaiian franchisee and a $0.7 million benefit related to other discrete income tax items. Net income in 2017 included a $3.9 million non-cash charge related to the impairment of assets at one restaurant location, $0.6 million in acquisition-related expenses associated with the acquisition of our Hawaiian franchisee, and a discrete income tax charge of $1.2 million primarily related to the reduction of deferred tax assets from the Tax Cuts and Jobs Act.

-

Excluding these adjustments, as well as the results from discontinued operations, non-GAAP diluted earnings per common share were $1.39 in 2018, compared to $1.10 in 2017.  The Company believes that non-GAAP diluted earnings per common share provides a useful alternative measure of financial performance to improve comparability of diluted earnings per common share between periods.  Investors are advised to see the attached Reconciliation of non-GAAP Financial Measure table for additional information.

•	During the year, the Company returned $41.1 million through its dividend program, debt repayment and the repurchase of 689 thousand shares of common stock for $18.5 million.

Review of Fiscal Year 2018 Operating Results

Total revenues in the 52-week fiscal year 2018 were $452.3 million, an increase of 9.0% to compared to $414.8 million in the 53-week year 2017.

Company-owned Sales

•

For 2018, Company-owned comparable restaurant sales increased 1.4% on a comparable 52-week basis, which consisted of an average check increase of 1.7%, and 0.3% decrease in traffic counts. Comparable restaurant sales and traffic were negatively affected by approximately 50 basis points due to the shift of the New Year’s Eve holiday into 2019.

•	Total operating weeks for 2018 increased to 4,027 from 3,715 in 2017. Total operating weeks exclude discontinued operations.

Franchise Income

•

Franchise income in 2018 was up 2.1% to $17.9 million compared to $17.5 million in 2017.  The increase in franchise income was driven by a 1.0% increase in comparable restaurant sales, as well as an increase of $1.5 million related to the new revenue recognition standard, partially offset by the loss of $1.6 million of franchise income related to the acquisition of our Hawaiian franchise restaurants.

Operating Expenses

•	Food and beverage costs, as a percentage of restaurant sales, decreased 170 basis points to 28.1%, primarily due to a decrease in total beef costs of 8.4% and an increase in average check of 1.7%.
•

Restaurant operating expenses, as a percentage of restaurant sales, increased 80 basis points to 48.3%.  The increase in restaurant operating expenses as a percentage of restaurant sales was primarily due to the partial re-investment of tax savings back into the business as well an increase in occupancy related expenses.

•

Marketing and advertising costs, as a percentage of total revenues, increased 60 basis points to 3.7%. The increase in marketing and advertising costs was primarily due to the partial re-investment of tax savings back into the business, as well as the impact of the changes related to the implementation of the new revenue recognition standard.

•

General and administrative expenses, as a percentage of total revenues, increased 35 basis points to 8.2%.  The increase, as a percentage of total revenues, was primarily driven by increased performance-based compensation of $3.5 million and $0.9 million of additional costs related to the integration of the Hawaiian restaurants.

•	Pre-opening costs were $1.9 million in 2018, compared to $2.0 million for full year 2017.

Development Update

The Company opened two new restaurants in the fourth quarter, one in Paramus, NJ and one in Reno, NV that operates under a management agreement.

The Company has signed a lease for a new Company-owned restaurant location in Somerville, MA which will open in late 2019.  With that, there are now four leases signed for new Company-owned restaurants; one in Columbus, OH, one in Washington DC, one in Somerville, MA and one in Oklahoma City, OK.  The Columbus, Washington DC and Somerville restaurants are expected to open in the second half of 2019, while Oklahoma City is expected to open in 2020.

Franchise partners opened a new restaurant in Markham, Ontario in the fourth quarter.  For 2019, our franchise partners are currently scheduled to open two new restaurants.  The first is expected to open in Chongqing, China in the first half of 2019 and another is expected to open in St. George, UT during the second half of the year.

Lastly, the Company closed one restaurant in Washington DC late in the fourth quarter of 2018 which was at the end of its lease term.

Share Repurchase and Debt

During the fourth quarter, the Company repurchased approximately 464 thousand shares for $12.6 million, at a $27.12 average price.

For the full year, the Company repurchased approximately 689 thousand shares for $18.5 million, at an average price of $26.91.  The Company ended the year with approximately $32.1 million remaining under its share repurchase authorization.  Since the beginning of 2014, the Company has repurchased an aggregate of 7.4 million shares for approximately $126.7 million under the current and previous share repurchase programs.

At the end of 2018, the Company had $41.0 million in debt outstanding under its senior credit facility, with an additional $44.8 million of availability.

Quarterly Cash Dividend

Subsequent to the end of the quarter, the Company’s Board of Directors approved the payment of a quarterly cash dividend to shareholders of $0.13 per share.  The dividend will be paid on March 21, 2019 to shareholders of record as of the close of business on March 7, 2019, and represents a 18% increase from the quarterly cash dividend paid in March of 2018.

Financial Outlook

Based on current information, Ruth's Hospitality Group, Inc. is providing its full year 2019 outlook based on a 52 week year ending December 29, 2019, as follows:

•	Food and beverage costs of 28.0% to 30.0% of restaurant sales

•	Restaurant operating expenses of 48.0% to 50.0% of restaurant sales
•	Marketing and advertising costs of 3.4% to 3.6% of total revenue
•	General and administrative expenses of $35 million to $36 million
•	Effective tax rate of 17% to 19%, excluding discrete income tax items
•	Capital expenditures of $30 million to $32 million resulting in depreciation expense of $19.5 million to $21.5 million.
•	Fully diluted shares outstanding of 30.0 million to 30.5 million (exclusive of any future share repurchases under the Company's share repurchase program)

The foregoing statements are not guarantees of future performance, and therefore, undue reliance should not be placed upon them.  We refer you to the “Cautionary Note Regarding Forward-Looking Statements” section in this earnings press release and to our recent filings with the Securities and Exchange Commission for more detailed discussions of the risks that could impact our financial outlook and our future operating results and financial condition.

Conference Call

The Company will host a conference call to discuss fourth quarter 2018 and full year 2018 financial results today at 8:30 AM Eastern Time.  Hosting the call will be Cheryl Henry, President and Chief Executive Officer, and Arne G. Haak, Executive Vice President and Chief Financial Officer.

The conference call can be accessed live over the phone by dialing 323-794-2588. A replay will be available one hour after the call and can be accessed by dialing 412-317-6671; the password is 3782165. The replay will be available until Friday, March 1, 2019. The call will also be webcast live from the Company's website at www.rhgi.com under the Investor Relations section.

About Ruth’s Hospitality Group, Inc.

Ruth's Hospitality Group, Inc., headquartered in Winter Park, Florida, is the largest fine dining steakhouse company in the U.S. as measured by the total number of Company-owned and franchisee-owned restaurants, with over 150 Ruth’s Chris Steak House locations worldwide specializing in USDA Prime grade steaks served in Ruth’s Chris’ signature fashion – “sizzling.”

For information about our restaurants, to make reservations, or to purchase gift cards, please visit www.RuthsChris.com. For more information about Ruth’s Hospitality Group, Inc., please visit www.rhgi.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” that reflect, when made, the Company’s expectations or beliefs concerning future events that involve risks and uncertainties. Forward-looking statements frequently are identified by the words “believe,” “anticipate,” “expect,” “estimate,” “intend,” “project,” “targeting,” “will be,” “will continue,” “will likely result,” or other similar words and phrases. Similarly, statements herein that describe the Company’s objectives, plans or goals, including with respect to new restaurant openings, capital expenditures, strategy, financial outlook, our effective tax rate and the impact of healthcare inflation, recent accounting pronouncements and tax reform legislation, also are forward-looking statements. Actual results could differ materially from those projected, implied or anticipated by the Company’s forward-looking statements. Some of the factors that could cause actual results to differ include: reductions in the availability of, or increases in the cost of, USDA Prime grade beef, fish and other food items; changes in economic conditions and general trends; the loss of key management personnel; the effect of market volatility on the Company’s stock price; health concerns about beef or other food products; the effect of competition in the restaurant industry; changes in consumer preferences or discretionary spending; labor shortages or increases in labor costs; the impact of federal, state or local government regulations relating to income taxes, unclaimed property, Company employees, the sale or preparation of food, the sale of alcoholic beverages and the opening of new restaurants; harmful actions taken by the Company’s franchisees; a material failure, interruption or security breach of the Company’s information technology network; the Company’s indemnification obligations in connection with its sale of the Mitchell’s Restaurants; the Company’s ability to protect its name and logo and other proprietary information; an impairment in the financial statement carrying value of our goodwill, other intangible assets or property; the impact of litigation; the restrictions imposed by the Company’s credit agreement; and changes in, or the discontinuation of, the Company’s quarterly cash dividend payments or share repurchase program. For a discussion of these and other risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, which is available on the SEC’s website at www.sec.gov. All forward-looking statements are qualified in their entirety by this cautionary statement, and the Company undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof. You should not assume that material events subsequent to the date of this press release have not occurred.

Unless the context otherwise indicates, all references in this report to the “Company,” “Ruth’s,” “we,” “us”, “our” or similar words are to Ruth’s Hospitality Group, Inc. and its subsidiaries. Ruth’s Hospitality Group, Inc. is a Delaware corporation formerly known as Ruth’s Chris Steak House, Inc., and was founded in 1965.

Investor Relations

Fitzhugh Taylor (203) 682-8261

ftaylor@icrinc.com

RUTH'S HOSPITALITY GROUP, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income - Preliminary and Unaudited

(Amounts in thousands, except share and per share data)

	13 Weeks Ended		52 Weeks Ended
	December 30,	December 31,,	December 30,	December 31,,
	2018	2017	2018	2017

Revenues:
Restaurant sales	$120,043	$117,392	$427,433	$390,434
Franchise income	5,014	4,680	17,919	17,545
Other operating income	2,102	2,031	6,982	6,844
Total revenues	127,159	124,103	452,334	414,823
Costs and expenses:
Food and beverage costs	33,219	34,349	120,112	116,361
Restaurant operating expenses	54,930	52,398	206,258	185,444
Marketing and advertising	4,709	3,668	16,639	12,724
General and administrative costs	10,195	9,433	37,253	32,700
Depreciation and amortization expenses	4,776	3,906	18,538	14,995
Pre-opening costs	617	539	1,875	2,013
Loss on Impairment	-	3,904	-	3,904
Total costs and expenses	108,446	108,197	400,675	368,141
Operating income	18,713	15,906	51,659	46,682
Other income (expense):
Interest expense, net	(486)	(300)	(1,739)	(821)
Other	(42)	19	(73)	53
Income from continuing operations before income tax expense	18,185	15,625	49,847	45,914
Income tax expense	3,375	6,036	8,247	15,669
Income from continuing operations	14,810	9,589	41,600	30,245
Income (loss) from discontinued operations, net of income taxes	50	(8)	80	(108)
Net income	$14,860	$9,581	$41,680	$30,137
Basic earnings per common share:
Continuing operations	$0.50	$0.32	$1.40	$1.00
Discontinued operations	-	-	0.01	(0.01)
Basic earnings per share	$0.50	$0.32	$1.41	$0.99
Diluted earnings per common share:
Continuing operations	$0.49	$0.31	$1.37	$0.98
Discontinued operations	-	-	0.01	(0.01)
Diluted earnings per share	$0.49	$0.31	$1.38	$0.97
Shares used in computing net income per common share:
Basic	29,513,678	29,947,096	29,659,461	30,346,999
Diluted	30,071,992	30,571,801	30,273,841	30,916,364
Dividends declared per common share	$0.11	$0.09	$0.44	$0.36

RECONCILIATION OF NON-GAAP FINANCIAL MEASURE

We prepare our financial statements in accordance with U.S. generally accepted accounting principles (GAAP). Within our press release, we make reference to non-GAAP diluted earnings per common share. This non-GAAP measurement was calculated by excluding certain items and  results from discontinued operations and certain discrete income tax items. We exclude the impact of the results from discontinued operations, the impact of loss on impairment, the impact of acquisition related costs and the impact of certain discrete income tax items and the impact of acquisition related costs because these items are not reflective of the ongoing operations of our business.  This non-GAAP measurement has been included as supplemental information. We believe that this measure represents a useful internal measure of performance. Accordingly, where this non-GAAP measure is provided, it is done so that investors have the same financial data that management uses in evaluating performance with the belief that it will assist the investment community in assessing our underlying performance on a quarter-over-quarter basis. However, because this measure is not determined in accordance with GAAP, such a measure is susceptible to varying calculations and not all companies calculate the measure in the same manner. As a result, the aforementioned measure as presented may not be directly comparable to a similarly titled measure presented by other companies. This non-GAAP financial measure is presented as supplemental information and not as an alternative to diluted earnings per share as calculated in accordance with GAAP.

	13 Weeks Ended		52 Weeks Ended
	December 30,	December 31,,	December 30,	December 31,,
	2018	2017	2018	2017
GAAP Net income	$14,860	$9,581	$41,680	$30,137
GAAP Income tax expense	3,375	6,036	8,247	15,669
GAAP (Income) loss from discontinued operations	(50)	8	(80)	108
GAAP Income from continuing operations before income tax expense	18,185	15,625	49,847	45,914
Adjustments:
Loss on impairment	-	3,904	-	3,904
Hawaii acquisition costs	250	619	1,525	619
Adjusted net income from continuing operations before income taxes	18,435	20,148	51,372	50,437
Adjusted income tax expense (1)	(3,436)	(7,755)	(8,621)	(17,388)
Impact of excluding certain discrete income tax items	-	1,160	(711)	913
Non-GAAP net income	$14,999	$13,553	$42,040	$33,962

GAAP diluted earnings per common share	$0.49	$0.31	$1.38	$0.97

Non-GAAP diluted earnings per common share	$0.50	$0.44	$1.39	$1.10

Weighted-average number of common shares outstanding - diluted	30,071,992	30,571,801	30,273,841	30,916,364

(1) Adjusted income tax expense is calculated by multiplying the Non-GAAP adjustments by our marginal federal and state income tax rates and adding or subtracting the result to/from our GAAP income tax expense.